Exhibit 99.1


               (Tampa Electric Company letterhead)


                                                        FOR IMMEDIATE RELEASE


          Contact:  Mike Mahoney
                    Office:813-228-4271
                    Home:813-991-6229


          TAMPA ELECTRIC'S REVENUE PROPOSAL
          RECEIVES PROTEST


               TAMPA,  Feb.  15, 1996 -- Florida's Office of Public Counsel
          (OPC) and the Florida Industrial Power Users Group (FIPUG) have protested the order approving proposed agency action issued last month by the Florida Public Service Commission (PSC). As a result, this order will not become final and go into effect.

               Under its terms, Tampa Electric would have agreed for 1996 to hold subject to the PSC's jurisdiction 50 percent of any revenues contributing to a return on equity in excess of 11.50 percent up to 12.50 percent, and 100 percent of any revenues contributing to a return on equity exceeding 12.50 percent. These revenues then would have been subject to PSC jurisdiction for disposition to be determined in a future regulatory proceeding. Among other things, the intervenors challenge the ROE levels contained in the proposed action and how actual ROE S would be calculated.

               Said Tampa Electric President Keith Surgenor, "Our objective is to use deferred revenues to help hold down customers' electric bills after Tampa Electric's new state-of-the-art Polk Power Station comes into service late this year. We intend to continue our efforts to accomplish this objective on terms that are fair to our customers and shareholders."


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                                                             Exhibit 99.1



               As a result of the protests and the PSC's order last month, Tampa Electric will continue to defer in 1996, as it had done in 1995, revenues contributing to an ROE above 12.75 percent unless this level is changed as a result of PSC hearings or by agreement. The deferred revenue plan for calendar year 1995 previously approved by the PSC remains unaffected by the proposal currently under protest.

               Tampa Electric is a regulated public utility serving over one-half million customers in a 2,000 square mile service area in west central Florida. It is the principal subsidiary of TECO Energy, Inc., a diversified, energy-related holding company also headquartered in Tampa.


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